Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

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U Power Limited

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A Ordinary Shares, par value $0.0001 per share	(1)	Other	9,756,100	$0.97	$9,463,417.00	0.0001381	$1,306.90

Total Offering Amounts:							$9,463,417.00		1,306.90
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$1,306.90

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional number of securities that may be issued from time to time to prevent dilution as a result of a distribution, split, combination, or similar transaction. Securities registered hereunder may be sold separately, or together with other securities registered hereunder.

As described in greater detail in the prospectus contained in this registration statement, the Class A Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 9,756,100 Class A Ordinary Shares.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.04) and low ($0.90) prices of the Class A Ordinary Shares as reported on the Nasdaq Capital Market on July 30, 2026, which is a date within five business days prior to the filing date of this registration statement.